Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is entered into by and between Myriad Genetics, Inc., a Delaware corporation, and Myriad Genetic Laboratories, Inc., a Delaware corporation, both with their principal offices at 320 Wakara Way, Salt Lake City, Utah 84108 (collectively hereinafter referred to as “Myriad” or the “Company”) and Gregory C. Critchfield (hereinafter referred to as “Critchfield”).

RECITALS

A. Critchfield has been employed by Myriad since July 31, 1998, currently holds the job title of President, Myriad Genetic Laboratories, Inc. (“MGL”), and is resigning from such office and any other offices and directorships related to Myriad.

B. In order to facilitate a smooth transition for the new President of MGL, Myriad desires to retain Critchfield as a non-employee consultant to provide certain consulting services, and Critchfield is willing to provide certain consulting services to the Company.

C. Myriad desires to provide Critchfield a bonus payment for the accomplishments of his FY 2010 MBOs, accrued employee benefits due to Critchfield, consideration for future consulting services, and for his contributions to the success of the Company from his 11 years of service to Myriad.

D. Critchfield and Myriad desire to resolve any and all disputes that may exist, whether know or unknown, between them, including, but not limited to, disputes relating to Critchfield’s employment with Myriad and the termination of that employment relationship.

E. Myriad is willing to provide the consideration provided for herein to Critchfield in return for the commitments, releases and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties mutually agree as follows:

1. Effective Date. This Agreement is effective on the eighth day following Critchfield’s signing this Agreement, provided that Critchfield does not revoke his execution of this Agreement as provided in Paragraph 22 below.

2. Resignation. Critchfield resigns his employment and all positions with Myriad effective March 1, 2010.

3. Benefits. In reliance on the releases and agreements set forth herein and following the expiration of the revocation period described in Paragraph 22 below and the unrevoked signing of this Agreement by Critchfield, Myriad shall provide the following benefits to Critchfield:

a.	Position: Critchfield will hold the title “President, Myriad Genetic Laboratories, Inc.” until March 1, 2010; however, all responsibilities in the position will cease March 1, 2010. Critchfield may not represent to third parties that he is an employee of Myriad after March 1, 2010.

Myriad-Critchfield Agreement

b.	Payment: Myriad will pay Critchfield the lump sum of $565,000, subject to all applicable taxes, and less applicable withholding amounts, on or before March 10, 2010.

c.	Expense Reimbursement. Myriad will reimburse Critchfield’s reasonable and customary business expenses, as documented by receipts, incurred by Critchfield in rendering services on Myriad’s behalf.

4. Consulting Services. Additionally, as consideration of the amounts paid to Critchfield hereunder, Critchfield agrees to provide consulting services to Myriad through June 30, 2010, and to render those services necessary to facilitate the translation of certain research findings. Failure to provide these services will result in the forfeiture of, and obligation to reimburse Myriad, of the payment amount set forth in section 3.b. above.

5. Receipt of this Agreement. Critchfield understands and acknowledges that on January 29, 2010, he received a copy of this Agreement, and that he has 21 days from receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. Critchfield acknowledges that he has an adequate amount of time in which to consult with any person of his choice with respect to the contents of this Agreement prior to signing.

Gregory C. Critchfield

6. Release of Claims by Critchfield. Critchfield, for himself and for all persons claiming by, thorough, or under his, hereby completely and unconditionally releases and discharges Myriad and each of Myriad’s parents, subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorney’s fees, expenses, liens and causes of action of every kind and nature whatsoever (hereinafter collectively referred to as “Claims”). The Claims from which Critchfield is releasing Releasees herein include without limitation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, libel, slander, misrepresentation, fraud, wrongful discharge, discrimination claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Utah Antidiscrimination Act, and any other laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, and any tort or other claim arising in any way out of the employment relationship or termination of that relationship between Myriad and Critchfield whether now known or unknown, suspected or unsuspected, accrued or unaccrued. Critchfield specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein. This release and waiver of claims by Critchfield releases and waives all claims against Myriad which may accrue as of the date of this Agreement.

Myriad-Critchfield Agreement

Critchfield hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against Myriad by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Critchfield’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Critchfield as stated above. Notwithstanding the foregoing, Critchfield does not waive rights, if any, Critchfield may have to unemployment insurance benefits or workers’ compensation benefits. Myriad agrees that if Critchfield is unable to find employment before his severance runs out and he applies for unemployment benefits, Myriad will not oppose that application. Nothing in this paragraph prohibits Critchfield from paying COBRA premiums to maintain Critchfield’s participation, if any, in Myriad’s group health plan to the extent allowed by the terms, conditions, and limitations of the health plan.

In addition, notwithstanding this release language, Critchfield is not waiving any rights and interests he has in the Myriad 401(k) retirement plan, and Critchfield’s individual account balance in such plan is and remains fully vested in Critchfield. Critchfield will be sent the necessary paperwork to allow his to withdraw his money from those retirement accounts.

7. Release of Claims by Myriad. Myriad, for itself, its heirs, assigns and representatives, hereby releases and waives all claims it has or may have, whether known, unknown, actual, potential or contingent, against Critchfield, including any of his agents and representatives, in any way arising out of or relating to Critchfield’s employment with Myriad and/or the termination of Critchfield’s employment with Myriad. This release and waiver of claims by Myriad covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by Myriad releases and waives all claims against Critchfield which may accrue as of the date of this Agreement.

8. Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by both parties.

9. No Assignment of Claims. Critchfield represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

10. No Claim Filed. Critchfield represents that he has not filed any claim, complaint, charge or lawsuit against Myriad or any other Releasee with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter for any matter, claim or incident known or unknown which occurred or arose out of occurrences prior to the date hereof.

11. Additional Consideration. Critchfield agrees and acknowledges that the payment and benefits provided pursuant to this Agreement are in addition to any payments or benefits to which Critchfield would be entitled without signing this Agreement.

Myriad-Critchfield Agreement

12. Confidential Information. As a further material inducement to Myriad to enter into this Agreement, Critchfield agrees that he will not divulge the following information or types of information to anyone without the prior written consent of Myriad which will not be unreasonably withheld: trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product information, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. Critchfield acknowledges that he has previously signed a confidentiality agreement with Myriad that remains in effect and under which he continues to be obliged to not disclose or make use of confidential or proprietary company information.

13. Company Property. Critchfield hereby represents and warrants that on or before March 1, 2010, he will have returned to Myriad all documents, property and records owned by, belonging to or created by Myriad or other Releasees, including, but not limited to all copies thereof (hereinafter referred to as “Properties”), except as permitted by Myriad. For the purposes of this Agreement, “Properties” includes but is not limited to keys, small wares, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports.

14. Critchfield Personal Property. Myriad hereby represents and warrants that it will return to Critchfield all documents, property and records owned by, belonging to or created by Critchfield prior to his employment at Myriad. “Properties” include but are not limited to personal effects currently stored in his former office, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports, except to the extent that any of the foregoing constitutes property of Myriad. Critchfield will not be prevented from creating electronic copies of all personal computer files that are stored on his former computer at Myriad.

15. Nondisparagement. Critchfield agrees not to damage, disparage or criticize, orally or in writing, Myriad, its officers, executives, management or operations to any third person or entity. Myriad agrees, through its executives and officers, not to damage, disparage or criticize Critchfield to any third person or entity.

16. Entire Agreement. This Agreement contains the entire agreement and understanding of Myriad and Critchfield concerning the subject matter hereof and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. Myriad and Critchfield agree and acknowledge that neither Myriad nor Critchfield, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to Utah’s choice of law rules.

Myriad-Critchfield Agreement

18. Submission to Jurisdiction. Critchfield and Myriad each submits to the jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Critchfield and Myriad each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Critchfield and Myriad each agrees that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

19. Consultation with Attorney. Critchfield understands and acknowledges that Myriad has advised Critchfield to consult with an attorney of Critchfield’s choice prior to signing this Agreement.

20. Voluntary and Knowing Signing. Critchfield acknowledges that he has read this Agreement carefully and fully understands this Agreement. Critchfield acknowledges that he executes this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against Releasees, including Myriad.

21. Breach of Agreement. Breach of any terms of this agreement by Critchfield including any obligation of nondisparagement, failure of any representation or warranty, and any obligation not to divulge confidential information, shall be grounds for termination of any or all of the separation benefits, including vested stock options.

22. Revocation Period. Critchfield has seven (7) days from the date on which he signs this Agreement to revoke this Agreement by providing written notice of his revocation to:

Elizabeth Claypoole

Director of Human Resources

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Critchfield’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Critchfield signs this Agreement. This Agreement becomes effective on the eighth day after Critchfield signs this Agreement, providing that Critchfield has not revoked this Agreement as provided above.

23. Indemnification. Nothing herein shall be construed to diminish any rights of Critchfield, or obligations of Myriad, to indemnify Critchfield to the extent provided for under the By-Laws of the Company and Delaware General Corporation Law as a result of any claim arising from or relating to the fact that Critchfield was an officer of Myriad.

Myriad-Critchfield Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated to be effective for all purposes as of the Effective Date indicated above.

MYRIAD GENETICS, INC.	GREGORY C. CRITCHFIELD

/s/ Peter D. Meldrum	/s/ Gregory C. Critchfield
Its: President and CEO
Date: February 1, 2010

Myriad-Critchfield Agreement